Exhibit 23.1

Independent Auditors’ Letter of Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129168) pertaining to the 2005 Performance Incentive Plan of NCI, Inc. of our report dated February 4, 2005 relating to the December 31, 2004 financial statements of Karta Technologies, Inc, which appear in this Current Report on Form 8-K/A of NCI, Inc.

/s/ McGladrey & Pullen, LLP

Bethesda, MD

September 10, 2007